Exhibit 99.1

Republic Services, Inc. Elects Sandra M. Volpe
to its Board of Directors

PHOENIX (December 8, 2016) - Republic Services, Inc. (NYSE: RSG) announced today that financial and strategic planning executive Sandra M. Volpe has been elected to its Board of Directors. Republic's Board now consists of 13 total members, including 12 independent directors.

Sandra Volpe, 49, serves as senior vice president, Strategic Planning, Communications and Contractor Relations for FedEx Ground, a leader in fast, reliable and cost-effective package ground shipping. In her role, she is responsible for strategy across FedEx Ground and at the corporate level, as well as internal and external communications, and management and governance of the contractor relations function.

Commenting on this addition to the Board, President and Chief Executive Officer Donald W. Slager said, "Sandra’s strong operational and financial acumen across a distributed network will add a valuable perspective as we continue to execute our strategy of profitable growth through differentiation. We are pleased to welcome Sandra to our Board and look forward to her counsel."

About Republic Services
Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.TM, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:
Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741
media@republicservices.com	investor@republicservices.com

###